Exhibit 10.5

LULU’S FASHION LOUNGE HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

GRANT NOTICE

You have been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Lulu’s Fashion Lounge Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”) and this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto (collectively, the “Agreement”). Capitalized terms used but not defined in the Agreement shall have the meanings ascribed to such terms in the Plan.

Name of Optionee:	David W. McCreight

Total Number of Shares
Subject to the Option:	322,793

Exercise Price per Share:	$11.35 per Share

Grant Date:	April 19, 2021

Type of Option:	Non-Qualified Stock Option

Final Expiration Date:	April 19, 2031

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A.

[signature page to follow]

Your signature below indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice and Appendix A to the Agreement) and the Plan. In the event that you fail to return a signed copy of this Agreement to the Company within 60 days following the Grant Date, the Option will be automatically cancelled, unless determined otherwise by the Administrator. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

LULU’S FASHION LOUNGE HOLDINGS, INC.

By
Name:
Title:

[Signature Page to David McCreight Option Agreement]

OPTIONEE

David W. McCreight

[Signature Page to David McCreight Option Agreement]

APPENDIX A TO OPTION AGREEMENT

ARTICLE I.

GRANT OF OPTION

Section 1.1 Grant of Option. The Company hereby grants to the Optionee the Option to purchase any part or all of an aggregate of the Shares set forth in the Grant Notice to which this Appendix A is attached, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice and Appendix A to the Agreement).

Section 1.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan.

Section 1.3 Exercise Price. The Exercise Price of a Share covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice (without commission or other charge).

ARTICLE II.

VESTING SCHEDULE; EXERCISABILITY

Section 2.1 Vesting and Exercisability of Option. Except as provided below, the Option shall become vested and exercisable, so long as the Optionee remains continuously a Service Provider from the Grant Date through each applicable date set forth below, as follows:

(a) The Option will vest as to 275,133 of the Shares subject to the Option (the “Base Options”) in twenty-four (24) substantially equal monthly installments beginning on April 31, 2023 and ending on March 31, 2025;

(b) The Option will vest as to 47,660 of the Shares subject to the Option (the “Preferred Conversion Options”) in twenty-four (24) substantially equal monthly installments beginning on April 31, 2023 and ending on March 31, 2025, but only if, as of the applicable monthly vesting date, a Listing Event has occurred in connection with which the shares of the Company’s Series A Preferred Stock have converted into shares of Common Stock on a one-to-one basis (such conversion, the “Preferred Conversion Vesting Condition”); provided, that, if on a particular monthly vesting date the Preferred Conversion Vesting Condition has not occurred, but such Preferred Conversion Vesting Condition has occurred as of a later monthly vesting date, then any of the Preferred Conversion Options that were eligible to vest on an earlier monthly vesting date but did not vest on such date because the Preferred Conversion Vesting Condition had not occurred as of such date, shall immediately vest on the first monthly vesting date on which the Preferred Conversion Vesting Condition occurs; provided, further, that if the Preferred Conversion Vesting Condition has not occurred as of March 31, 2025, but does occur after such date and still before the expiration date of the Options, then all Preferred Conversion Options shall become vested and exercisable as of the date on which the Preferred Conversion Vesting Condition occurs. For the avoidance of doubt, the Preferred Conversion Options shall be forfeited for no consideration if the Preferred Conversion Vesting Condition does not occur;

(c) If a Change of Control, as defined in this Agreement (and not, for the avoidance of doubt, a “Change in Control” as defined in the Plan) occurs, the Base Options and any Preferred Conversion Options for which the Preferred Conversion Vesting Condition has occurred shall vest and become exercisable in full upon such Change of Control; and

(d) If the Company consummates a Listing Event, then, (i) the Base Options that would have become vested and exercisable on the last 12 scheduled monthly vesting dates under Section 2.1(a) shall, to the extent unvested on the date of the Listing Event, immediately become vested and exercisable on the date of the Listing Event and (ii) if the Preferred Conversion Vesting Condition occurs in connection with the Listing Event, then the Preferred Conversion Options that would have become vested and exercisable on the last 12 scheduled monthly vesting dates (as described in Section 2.1(b)) shall immediately become vested and exercisable; provided, that any Shares acquired pursuant to the exercise of the Options that accelerated pursuant to this subclause (d) shall be subject to a one-year holding period and may not be Transferred (as defined in the Management Stockholders Agreement) prior to the first anniversary of the Listing Event.

Section 2.2 No Vesting of Options; Forfeiture. Any portion of the Option that has not become vested and exercisable on or prior to the date of the Optionee’s Termination of Service shall be forfeited on the date of the Optionee’s Termination of Service and shall not thereafter become vested or exercisable. Notwithstanding the foregoing, if, on or after the first anniversary of the Grant Date, the Optionee’s employment with the Company is terminated by the Company without Cause, the Optionee terminates employment with the Company for Good Reason or the Company does not renew the term of the Employment Agreement, then, on the date of the Optionee’s termination from employment, (i) any Base Options that have not previously become vested and exercisable shall immediately fully vest and become exerciseable and (ii) if the Preferred Conversion Vesting Condition has occurred, any Preferred Conversion Options shall immediately fully vest and become exerciseable. For the avoidance of doubt, any portion of the Option that becomes vested and exercisable pursuant to Sections 2.2(i) and 2.2(ii) shall not be forfeited pursuant to the first sentence of this Section 2.2.

Section 2.3 Exercisability of the Option.    The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested. The date that the applicable portion of the Option becomes exercisable is referred to herein as the “Exercise Commencement Date.” Subject to Section 8 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall be and shall remain exercisable until it becomes unexercisable under Section 2.4. Once the Option becomes unexercisable, it shall be forfeited immediately, unless determined otherwise by the Administrator.

Section 2.4 Expiration of Option.

(a) The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) The Final Expiration Date;

(ii) Except for such longer period of time as the Administrator may otherwise approve, three (3) months following the Optionee’s Termination of Service for any reason other than Cause, death or Disability;

(iii) Except as the Administrator may otherwise approve, (A) the Optionee’s Termination of Service for Cause or (B) a Covenant Breach; or

(iv) Except for such longer period of time as the Administrator may otherwise approve, twelve (12) months following the Optionee’s Termination of Service by reason of the Optionee’s death or Disability.

(b) If the Company has a right to repurchase the Optionee’s Shares, the Company may exercise such right regardless of whether the Optionee continues to have a right to exercise the Option under this Section 2.4.

Section 2.5 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.6 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan.

Section 2.7 Manner of Exercise. Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall (i) notify the Company at least thirty (30) days prior to exercise and no earlier than ninety (90) days prior to exercise that the Optionee intends to exercise and (ii) concurrently with the exercise of the Option, execute the Management Stockholders Agreement, unless the Optionee has already executed the Management Stockholders Agreement. This Section 2.7 shall not apply if the Shares underlying the Option are registered on Form S-8, unless determined otherwise by the Administrator.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 Optionee Representation; Not a Contract of Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its subsidiaries. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider or shall interfere with or restrict in any way the rights of the Company or its subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause except pursuant to an employment or consulting agreement executed by and between the Company and the Optionee and approved by the Board.

Section 3.2 Shares Subject to Plan and Management Stockholders Agreement. The Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Management Stockholders Agreement. In the event of a conflict between the terms of this Agreement and the Plan or the Management Stockholders Agreement, the terms of the Plan or Management Stockholders Agreement, as applicable, will control.

Section 3.3 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

ARTICLE IV.

DEFINITIONS

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 4.1 Affiliate. “Affiliate” shall mean any person or entity that is directly or indirectly Controlling, Controlled by, or under common Control with such first person; provided, that, any portfolio company owned by H.I.G. Growth Partners – LuLu’s, L.P., H.I.G. Growth Partners – LuLu’s, LLC or their affiliated investment funds (other than the Company and Lulu Holdings, LP) shall not be an Affiliate of a Company Investor.

Section 4.2 Cause. “Cause” shall mean “Cause” (or any term of similar effect) as defined in the Optionee’s then-current employment agreement with the Company if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) the material failure by the Optionee to reasonably and substantially perform the Optionee’s duties under this Agreement (other than as a result of physical or mental illness or injury) or to comply with a lawful directive or order of the Board that has continued after the Company has provided written notice of such failure and the Optionee has not cured such failure within ten (10) business days after the date of such written notice; (ii) willful misconduct or gross negligence; (iii) breach of fiduciary duty or duty of loyalty to any member of the Company Group; (iv) engagement in fraud, embezzlement, or any other act of material dishonesty; (v) commission of any felony or other serious crime involving moral turpitude; (vi) material breach of the Optionee’s obligations under any agreement between the Executive and any member of the Company Group, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Optionee has not cured such failure within 30 days after the date of such written notice; (vii) material breach of the Company’s material written policies or procedures (other than policies related to sexual harassment, sexual misconduct, or sex-based discrimination) after the Company has provided written notice of such breach and the Optionee has not cured such breach (if curable) within 30 days after the date of such written notice, or (viii) conduct that constitutes sexual harassment, sexual misconduct, or sex-based discrimination.

Section 4.3 Change of Control. “Change of Control” shall mean (i) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the consolidated assets of the Company and its respective subsidiaries as a whole to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to any Company Investors; (ii) a sale of any securities of the Company resulting in more than 50% of the voting securities of the Company being beneficially owned, directly or indirectly, by a person or group other than a Company Investor; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of any of the Company Investors to designate or elect a majority of the Board (or of the board of directors of the resulting entity or its parent company). Notwithstanding the foregoing, the occurrence of a Listing Event shall not constitute a Change of Control, notwithstanding the structure or resulting ownership of the Company or any successor thereto following the Listing Event.

Section 4.4 Company Investors. “Company Investors” shall mean the Canada Pension Plan Investment Board, H.I.G. Growth Partners – LuLu’s L.P., Institutional Venture Partners XVI, L.P., Institutional Venture Partners XV, L.P. and Institutional Venture Partners Executive Fund XV, L.P or any of their Affiliates.

Section 4.5 Control. “Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by agreement or otherwise.

Section 4.6 Covenant Breach. “Covenant Breach” shall mean the Optionee’s violation of any non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant to which the Optionee is subject.

Section 4.7 Disability. “Disability” shall mean “Disability” (or any term of similar effect) as defined in the Employment Agreement if such an agreement exists and contains a definition of Disability (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Disability (or term of similar effect), then Disability shall mean that the Optionee is unable to perform the essential functions of the Optionee’s position with substantially the same level of quality as immediately prior to such incapacity by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of ninety (90) or more consecutive days or one hundred twenty (120) days during any consecutive six- (6-) month period, as determined by a physician to be selected by the Company.

Section 4.8 “Employment Agreement” shall mean that certain employment agreement by and between the Optionee, the Company, and Lulu’s Fashion Lounge, LLC, a Delaware limited liability company and indirect subsidiary of the Company, dated as of April 15, 2021.

Section 4.9 Exercise Price. “Exercise Price” shall mean the exercise price per Share set forth in the Grant Notice.

Section 4.10 Final Expiration Date. “Final Expiration Date” shall mean the final expiration date set forth in the Grant Notice.

Section 4.11 Good Reason. “Good Reason” shall mean “Good Reason” (or any term of similar effect) as defined in the Optionee’s then-current employment agreement with the Company.

Section 4.12 Grant Date. “Grant Date” shall be the grant date set forth in the Grant Notice.

Section 4.13 Grant Notice. “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 4.14 Listing Event. “Listing Event” shall mean the consummation by the Company of either (i) an initial public offering or direct listing of any class of common stock of the Company or (ii) a merger (or similar transaction) with a special purpose acquisition company, the result of which is that any class of common stock of the Company or the parent or successor entity of the Company is listed on the New York Stock Exchange, the Nasdaq Stock Market or other securities exchange.

Section 4.15 Management Stockholders Agreement. “Management Stockholders Agreement” shall mean that certain Management Stockholders Agreement by and between the Company and its stockholders, as may be amended from time to time.

Section 4.16 Option. “Option” shall mean the option to purchase Shares granted under this Agreement.

Section 4.17 Optionee. “Optionee” shall be the person designated as such in the Grant Notice.

Section 4.18 Plan. “Plan” shall mean the Lulu’s Fashion Lounge Holdings, Inc. 2021 Equity Incentive Plan.

Section 4.19 Share. “Share” shall mean a share of common stock, par value $0.001, of the Company.

Section 4.20 Termination of Service. “Termination of Service” shall mean the date the Participant ceases to be a Service Provider.

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